[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Exhibit 10.37

PURCHASE AND SALE AGREEMENT

October 13, 2006

1.	The Parties:

Spire Corporation (the “Seller”), a business incorporated in the Commonwealth of Massachusetts, with its principal place of business at One Patriots Park, Bedford, Massachusetts, 01730-2396, U.S.A.;

Hoku Scientific (the “Buyer”), a business established in the state of Hawaii, with its principle place of business at 1075 Opakapaka Street, Kapolei, Hawaii 96707-1887, USA

2.	Terms of Agreement:

Seller agrees to sell to Buyer and Buyer agrees to buy from Seller the Products described in Article 3 below, pursuant to the provisions of the Purchase and Sale Agreement hereinafter set forth. Such provisions shall prevail and no other article, condition, clause or term shall have any effect unless specifically admitted by this document.

3.	The Products bought by Buyer and sold by Seller are set forth in this Article and will be shipped to Seller on or before May 31, 2007. Partial shipments are allowed as needed and any shipment may be transshipped as may be appropriate. The specifications of the Products are delineated in Attachment A hereto:

a.	[*]

b.	[*]

c.	[*]

d.	[*]

e.	[*]

f.	[*]

g.	[*]

h.	[*]

i.	[*]

j.	[*]

k.	[*]

l.	[*]

m.	[*]

Note: Shipments schedule are contingent upon receipt by Seller of Buyer’s Down Payment on or before October 31, 2006. Any failure by Buyer to adhere to the payment plan as outlined in Article 4 may cause Seller to revise the shipment schedule.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

4.	Price and Terms of Payment:

The price for the Products, including technical documents, technical services, and technical training, as set forth above is a total of U.S. Dollars $ 2,011,200.00 (Two Million, Eleven Thousand, and Two Hundred US Dollars), Ex Works Spire Corporation, Bedford, Massachusetts, USA, and Okazaki, Japan

No.	Description	Price (US$)

1	[*]	[*]

2	[*]	[*]

3	[*]	[*]

4	[*]	[*]

5	[*]	[*]

6	[*]	[*]

7	[*]	[*]

8	[*]	[*]

9	[*]	[*]

10	[*]	[*]

11	[*]	[*]

12	[*]	[*]

13	[*]	[*]

14	[*]	[*]

15	[*]	[*]

	Total	$2,011,200.00

Buyer shall arrange for milestone payments to Seller in accordance with the schedule outlined below:

a.	Buyer shall make a non-refundable Down Payment to Seller by telegraphic transfer as soon as possible after execution of this Agreement but on or before October 31, 2006 based upon Seller’s invoice, in the amount of US$703, 920.00 (Seven Hundred and Three Thousand, and Nine Hundred and Twenty U.S. Dollars).

b.	Buyer subsequently shall establish irrevocable, transferable, and divisible confirmed Letters of Credit for the remaining balance price of the Products of each shipment, sixty (60) days prior to the shipment in the amounts listed in the schedule below:

A Letter of Credit of US$1,307,280.00 (One Million, Three Hundred and Seven Thousand, and Two Hundred and Eighty U.S. Dollars) shall be established. Such Letter

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

of Credit shall be established on or before sixty (60) calendar days of the date of Ex-Works shipment of the Products. The expiration date for the Letter of Credit described in this Article shall not be earlier than one hundred and twenty (120) days from the date of the last scheduled shipment. Such Letter of Credit shall be drawable by Seller in two (2) sequences; 1) a draw of US$1,106,160.00 (One Million, One Hundred and Six Thousand, and One Hundred and Sixty US Dollars) upon presentation of applicable shipping documents for the Ex-Works shipment; and 2) a draw of US$201,120.00 (Two Hundred and One Thousand, and One Hundred and Twenty US Dollars) upon presentation of applicable completion of installation documents. Other terms and conditions of this Letter of Credit shall be in accordance with the document entitled “Letter of Credit Requirements” and attached hereto as Exhibit No.1. Buyer agrees to amend this Letter of Credit promptly upon Seller’s request provided that Seller furnishes a satisfactory and reasonable explanation for such amendment, and that the terms of the amendment are mutually agreed upon by Buyer and Seller.

5.	Performance and Performance Period:

a.	Conditions precedent for Seller to begin performance:

1.	Purchase and Sale Agreement signed by both Parties;

2.	Down payment received by Seller on or before October 31, 2006.

b.	Performance: Seller shall make delivery in full of the of the Products, including all Product components, installation at the Buyer’s site in accordance with standard industry practices as well as equipment training (use and maintenance), using its best efforts in accordance with the shipment schedule in Article 3. Installation shall be defined as the mechanical set-up of all applicable Products (equipment) including the disposition of each Product in its proper location, and the mechanical operation such that the Product performs the mechanical functions it was designed for as outlined in Attachment A, including connection with the required utilities (electricity, gas, water, compressed air, etc.). All training services, training materials, equipment manuals, and the like shall be provided to Buyer by Seller prior to the Ex- Works shipment of the Products. Process training shall be conducted in accordance with the agenda and schedule to be mutually agreed upon by Seller and Buyer, and shall be completed prior to the Ex- Works shipment of the Products. The training is scheduled for a three (3) week term at Seller’s facility. This requirement may be waived or altered by Buyer at its discretion (except that any constriction of this period may affect the total price as stated above). Every deliverable component shall be new; with high quality workmanship, good quality; free of any design defects that may inhibit the smooth operation; and which satisfies the purpose of this Agreement. Each unit of deliverable equipment shall correspond to the specifications attached as Attachment A; be accompanied by a standard spare parts package which shall be defined by Seller prior to Ex- Works shipment; and be subject to a limited warranty as specified elsewhere in Article 8 of this Agreement.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

All of the Products and related components delivered by the Seller shall be packed using new and strong packaging appropriate for shipping, transportation, loading and unloading. According to the requirements of each unit of equipment and any other items included with them, the Seller shall, consistent with accepted industry standards, supply any protection necessary to protect such equipment and other items from humidity, water, rust, erosion, or any other environmental factor which may damage the equipment or other items, and to insure that the Products arrive at the Buyer’s site safe and intact.

Each package, box or crate shall include the following documents:

1.	Two copies of a detailed packing list;

2.	Two copies of quality certificated;

3.	Operation, service and repair manuals

4.	Spare parts list;

5.	Two copies of assembly drawing as required for routine repair and maintenance.

c.	Performance Period: The period of performance shall commence when the conditions precedent as described above are met and shall conclude with the delivery of the Products, the installation of the same at a site specified by the Buyer, and training is completed.

d.	Penalty for Late Delivery: Seller shall pay a penalty for failing to deliver the Product(s) on schedule in accordance with this Agreement’s Article 3. Specifically, beginning on the sixteenth day after the date stated in Article 3, Seller shall pay a penalty equal to 0.5% of the total value of the Product(s) as set forth in Article 4 for each seven (7) day period, or fraction thereof, the delivery of the Products is delayed. The penalty shall not in any case exceed an amount equal to 2.5% of the value of this Agreement in the aggregate.

6.	Alterations to Product:

The Products specified in Article 4 above and as described in detail in Attachment A hereto are standard Products manufactured and assembled by Seller. Any requirement by Buyer to have Seller modify specifications and features of the Products may affect the price, even if such modification eliminates a feature or relaxes a specification, as all changes require an engineering charge. Other charges may apply. Buyer will submit all such requirements to Seller as soon as they become known. Seller will advise Buyer as soon as practical the effect all such requirements are estimated to have on price, delivery schedule, performance, and warranties as herein stated. In particular, Buyer agrees that any subsequent requirement other than addressed above thereafter agreed upon by the

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Parties will constitute a change in Seller’s performance requirements and may further affect the delivery schedule cited above. In the event of any changes required by Buyer, Buyer hereby releases Seller from strict adherence to this schedule, although Seller is expected to use its best efforts to minimize or eliminate any delay that may result from changes required by Buyer. Seller reserves the right to make changes to the type or source of parts used to manufacture the components of the Products to eliminate any procurement problems or to improve quality of operations. Such changes will be made without notice to Buyer, but Seller’s responsibility to furnish Products equal or improved in quality shall not be altered.

7.	Certain Responsibilities of Buyer:

a.	Installation Site Preparation: Buyer will have an installation site, including utility/facility (power, water, compressed air, factory floor space) requirements, prepared for Seller to install the Products at the time of its arrival at the location/address specified by Buyer, but in any case not later than thirty (30) days after the arrival of the last Product at such location/address. Failure by Buyer to make such a site, including all required utility/facility items available at or before the expiration of the thirty day period will allow Seller, at its sole discretion, to consider itself absolved of any further performance with regard to training and installation except at Seller’s convenience thereafter. Any delay for any reason (save for Force Majeure) arising with the Buyer that delays the completion of installation beyond ninety (90) days after the arrival of the Products at Buyer’s site will cause the full amount of the outstanding balance at that time to become due and payable by Buyer, at Seller’s sole discretion. Buyer will promptly make the required change to the Letter of Credit to facilitate this collection upon application of Seller. Seller shall, in such instance adjust its installation schedule for its own convenience but with consideration to Buyer’s schedule to the maximum extent possible. In addition, any direct added costs incurred by Seller by reason of Buyer’s failure to proceed with installation of the Product and training of its personnel shall be charged to Buyer, invoiced separately, and payable thirty (30) days from invoice date. The site shall possess all the utility/facility requirements as agreed by both parties. If the Seller’s technical staff is not able to arrive at the site as scheduled, the Buyer has the right to start installation and inspection.

b.	Inspection: The Buyer shall inform the Seller of the inspection date twenty (20) days prior to the scheduled date for inspection. Seller may send its representative(s) to join in the inspection at its expense. If any part is missing, defective, damaged, or there is any other non-conformity present, Buyer shall notify Seller immediately in writing with appropriate documentation. Seller shall correct such non-conformities in accordance with the warranty attached to the Agreement as Attachment B. Seller’s adherence to the terms of the warranty prior to the completion of installation does not in any way shorten the ordinary warranty period.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Seller has the right to photograph or videotape the container opening and inspection process.

If any defects are found within the warranty period for any reason, including but not limited to defects or improper materials used, the Buyer has the right to have the Products and/or any of their components repaired and/or replaced under warranty by the Seller.

c.	Supplemental Training: Seller will provide supplemental training during the course of the installation process for up to four (4) operators per unit of equipment. All such training is understood to be supplemental to the training conducted at Seller’s facility, and is associated with “on-the-job-training” conducted during the Installation process. All such trainees must be proficient in spoken and written English, or Buyer must provide a skilled interpreter/translation expert to render Seller’s trainer/installer’s instructions into trainee’s native language in an effective and efficient manner. Seller will provide operation, repair and maintenance manuals to Buyer in English, and will attempt to provide them to Buyer sufficiently in advance of the installation process to allow Buyer to translate or have them translated and copied. Seller does not warrant the content of such documents if translated.

8.	Warranty:

Seller sells the Products set forth herein with a Limited Warranty as shown in Attachment B hereto. It is this Limited Warranty and no other that shall apply to any claims of defects in parts and/or labor on any unit of the Products. Seller expressly disclaims any and all other promises or guarantees that may be purported to apply.

9.	Standard for Equipment Acceptance & Completion:

Provided that the Buyer has satisfied its obligations as set forth herein, Seller will provide performance conditions in accordance with Attachment C hereto; the “Acceptance Protocol.”

In the event that the results of the Acceptance Protocol show that the Product(s) fail to meet one or more of the performance conditions, and such failure is demonstrably attributable to the Seller, Seller, at no additional charge to Buyer, shall undertake actions to correct such defective performance.

The liabilities expressly assumed by Seller under this Agreement shall be Seller’s only liability hereunder, at contract and law, and Buyer hereby releases Seller from any and all liability and claims of liability in excess thereof. Seller’s total aggregate maximum total liability shall be determined jointly by both Parties pursuant to an analysis of the deficiencies giving rise to any claim by Buyer.

10.	Indemnity:

a.	Buyer shall indemnify, defend, protect and hold harmless Seller from any action, suit, complaint, allegation and controversy of whatever kind which originates in Buyer’s

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

operation of the installed Products and the sale or use of any products that was manufactured using the Products, provided that Buyer failed to follow the instructions for use provided by Seller in their entirety, and provided also that no portion of the cause has its origin in any act of gross negligence on the part of Seller.

b.	Seller shall indemnify, defend, protect and hold harmless Buyer from any action, suit, complaint, allegation and controversy of whatever kind which originates in Buyer’s use of the products and the limited license to use same and is by a third party who claims its intellectual property is infringed thereby. Seller shall undertake, at its expense to defend on behalf of Buyer any such claim, and shall continue such defense, or alternatively shall settle such claim as it sees fit but without liability to Buyer. Seller, at its discretion shall (i) eliminate the infringing feature(s) and seek recourse in an alternative method to address the absent feature, (ii) remove the infringing component and substitute a non-infringing replacement, both at Seller’s expense, or (iii) refund all or part of Buyer’s payment as negotiated by the Parties.

11.	Confidentiality:

Certain matters regarding this relationship embodied by this Agreement may be considered confidential or sensitive to one or the other Party to this Agreement. The Parties agree that all such matters, once identified, will be treated in accordance with the Confidential Disclosure Agreement attached hereto as Exhibit #2. This Agreement does not confer any right of ownership to any technical data disclosed to Buyer for Process Technology development purposes, and Buyer shall not release any technical data to any third party without the written approval of Seller.

Notwithstanding the foregoing and the terms of the Confidential Disclosure Agreement attached hereto as Exhibit #2, either Party may file a copy of this Agreement with the United States Securities & Exchange Commission; provided, however, that such Party shall use commercially reasonable efforts to obtain confidential treatment from the United States Securities & Exchange Commission for all product pricing and technical information set forth in this Agreement. In addition, the Parties shall issue a joint press release as soon as practicable after execution of this Agreement.

12.	No License:

This Agreement does not convey any license to Buyer to use Seller’s name or any form of its corporate identification in any jurisdiction. Buyer is allowed a limited nonexclusive license to use certain technical data for the purpose of developing process technology.

13.	General Provisions:

a.	No Waiver: Waiver of any provision of this Agreement, in whole or in part, in any one instance shall not constitute a waiver of any other provision in the same instance, or any waiver of the same provision in any other instance, but each provision shall continue in full force and effect with respect to any other then-existing or subsequent breach.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

b.	Notice: Any notice required or permitted under this Agreement shall be given in writing to the Parties at their respective addresses as specified above, or at such other address for a Party as that Party may specify by notice (i) by delivery in hand or, (ii) registered or certified mail, return receipt requested, or courier or some other form of expedited delivery service that provides for delivery to the sender of a signed receipt. Notice so sent shall be effective upon receipt unless otherwise specified herein or in the notice.

c.	Arbitration of Disputes: All disputes arising out of or in connection with this Agreement that cannot be readily or amicably solved by the Parties shall be finally settled pursuant to the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with said rules. The place of arbitration shall be the city of San Francisco USA and the arbitration shall be conducted in the English language.

d.	Force Majeure: Neither Party to this Agreement shall be responsible to the other Party for delays or errors in its performance or other breach under this Agreement occurring solely by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, fire, major mechanical breakdown, labor disputes, flood or catastrophe, acts of God, insurrection, war, riots, severe weather, delays of suppliers, or failure of transportation, communication or power supply.

e.	Miscellaneous: This Agreement: (i) may be executed in any number of counterparts, each of which, when executed by both Parties to this Agreement shall be deemed to be an original, and all of which counterparts together shall constitute one in the same instrument; (ii) shall be governed by and construed under the laws of The Commonwealth of Massachusetts applicable to contracts made, accepted, and performed wholly in The Commonwealth, without application to the principle of conflict of laws; (iii) except and to the extent expressly provided for in Article 11, this Agreement constitutes the entire agreement between the Parties with respect to its subject matter, superceding all prior oral and written (except as previously noted) written communications, proposals, negotiations, representations, understandings, courses of dealing, agreements, contracts, and the like between the Parties in such respect; (iv) may be amended, modified, and any right under this Agreement may be waived in whole or in part, only by a writing signed by both Parties; (v) contains headings only for convenience, which headings do not form part, and shall not be used in construction, of this Agreement; (vi) shall bind and inure to the benefit of the Parties and their respective legal representatives, successors and assigns, including, without limitation, to a Parties corporate parents or affiliates, provides that no Party may delegate any of its obligations under this Agreement or assign this Agreement except to a related entity or successor by sale or merger, without prior written consent of the other party. This Agreement is in the English language only which language shall be controlling in all aspects.

f.	In the event either Party is in default for sixty (60) days in any obligation hereunder, and the other Party has given written notice specifying the claimed

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

particulars of such default, which shall continue for a period of thirty (30) days after the date of such notice, the party giving notice may thereupon terminate this Agreement forthwith by giving the other Party ten (10) days written notice of termination. Buyer shall nevertheless be obligated to pay Seller all payments due pursuant to Seller’s costs to date.

14.	United States Export Regulations:

Seller is subject to the Export Regulations of the United States Department of Commerce and other regulatory agencies that regulate the export from the United States of certain technical data and information. Because of these regulations, the Parties to this Agreement recognize that Seller can furnish such technical data to Buyer only on the condition that Buyer not re-export the technical data and/or information to any country to which Seller may not, without a validated export license, export such data directly. Buyer acknowledges that Buyer is knowledgeable of such Export Regulations and agrees not to violate them or take any action or fail to take such action that would allow technical data and/or information or any product based upon them to be shipped either directly or indirectly to any country not permitted by said regulations unless prior written authorization is obtained from the relevant agencies having jurisdiction over such shipment either directly or through Seller.

15.	Compliance with Laws Generally:

Both Parties agree that they will diligently comply with all relevant laws, statutes, orders and administrative regulations of all relevant jurisdictions, at all relevant times. Each Party additionally agrees to indemnify and hold the other Party harmless from any governmental action at law that results from the willful or negligent failure of the indemnifying Party to comply with any relevant law, statute, order or administrative regulation. The Parties hereby certify that they are, to the best of their knowledge, compliant with all such laws, statutes, orders, and administrative regulations.

16.	Assignment:

This Agreement shall not be assignable by either party hereto without the express prior written consent of the other party, except that it may be assigned without such consent to the successors to and assigns of substantially the entire assets and business of such party. No assignment hereof shall be valid without the assumption in writing by such successors or assigns of all obligations under this Agreement. When duly assigned in accordance with the foregoing, this Agreement shall be binding upon and inure to the benefit of the assignee.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

IN WITNESS WHEREOF, the Parties hereto have set their respective hand and seals signifying their concurrence and endorsement with and of the foregoing, in a number of counterpart copies, each of which shall be deemed to be an original for all purposes and deemed effective and binding on the date at the head of this document.

HOKU SCIENTIFIC

/s/ Dustin Shindo
By: Dustin Shindo

Title: Chairman, President and Chief Executive Officer

SPIRE CORPORATION

/s/ Stephen Hogan
By: Stephen Hogan

Title: Executive Vice President and General Manger

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT #1

Letter of Credit (L/C) Requirements

1.	Type: Irrevocable
2.	Applicant: Hoku Scientific
3.	Beneficiary: Spire Corporation, One Patriots Park, Bedford, MA, USA
4.	Expiration: Per Purchase and Sale Agreement
5.	Currency and Value: US Dollars; $1,307,280.00
6.	Drafts: At sight
7.	Partial Shipment: Allowed
8.	Trans-shipment: Allowed
9.	Ship from: Spire Corporation, Bedford, MA USA and Okazaki, Japan; from any USA/Japan port
10.	For shipment to: Place undisclosed yet
11.	Ex Works: Spire Corp, Bedford, MA USA/ Okazaki, Japan on or before May 31, 2007
12.	Description of Products: Per Purchase and Sales Agreement, Article 4
13.	Price Term: to be defined; intent as outlined in Purchase and Sale Agreement, Article 4
14.	Payment Terms: Per Purchase and Sale Agreement
15.	Documents Required: Commercial Invoice, Bill of Lading, Signed Acceptance Protocols for equipment only for L/C payment (US 1,106,160.00)
16.	Documents Required: Signed Completion of Installation and Training document for L/C payment (US$ 201,120.00)
17.	Period of performance: Presentation of documents within 21 days
18.	Advised Through: Citizens Bank, Medford, MA, USA
19.	Note: Spire must review and accept Hoku Scientific draft Letter of Credit prior to formal issue.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

ATTACHMENT A

DATA SHEETS

[* 8 pages omitted]

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

ATTACHMENT B

STANDARD LIMITED WARRANTY FOR SPIRE EQUIPMENT

Limited Warranty: Spire warrants this equipment against defective components (excluding expendables) and workmanship and warrants that the equipment will operate in accordance with current specifications sheets for that equipment. Spire’s warranty is limited to the repair of the equipment, including all necessary parts and labor, for a period of 365 days after the completion of inspection Buyer’s site. It is understood that Customer’s personnel will be responsible for the replacement of parts that can reasonably and safely be replaced in under two hours. SPIRE WILL NOT BE RESPONSIBLE FOR LOST PROFITS OR OTHER CONSEQUENTIAL DAMAGES ALLEGEDLY RESULTING FROM A FAILURE OR DEFECT IN THIS EQUIPMENT. This warranty is void where it is determined that the equipment in question was subject to accident, negligence, misuse, using the equipment for purposes other than what it was designed for, or not maintaining the equipment in accordance with the specifications and instructions provided. The subject equipment is designed to operate on a nominal 24 hour per day period (exclusive of normal maintenance time), as such, the nominal 24 hour per day operation (exclusive of normal maintenance time) is not considered abuse. Repairs and modifications are warranted only when performed by Spire personnel or customer personnel authorized by Spire. This warranty is valid only to the original purchaser of the equipment and is not transferable. THIS WARRANTY IS EXPRESSLY IN LIEU OF ALL OTHE WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING ANY WARRANTY OF MECHANTABLITY OR FITNESS FOR A PARTICULAR PURPOSE NOT SET FORTH IN THE SPECIFICATION SHEET(S) FOR THIS EQUIPMENT OR OTHER WRITING SIGNED BY AN AUTHORIZED SPIRE EMPLOYEE. Items not covered by this include lamps, test fixtures, vacuum cups filters and other expendable items.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

ATTACHMENT C

ACCEPTANCE PROTOCOLS

[* 14 pages omitted]